Exhibit 99.2

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES INDUCEMENT GRANT UNDER NASDAQ RULE 5635(C)(4) TO

NEW OPERATIONS MANAGER

PORTLAND, MAINE, December 20, 2011 – Magellan Petroleum Corporation (the “Company” or “Magellan”) (NASDAQ: MPET) (ASX: MGN) has appointed Blaine K. Spies to the position of Operations Manager.

Mr. Spies has over 19 years of operation and technical engineering experience in the oil and gas industry. Prior to this appointment, Mr. Spies was the Operations Manager at American Oil & Gas (acquired by Hess Corporation), responsible for drilling and completion operations in North Dakota. Mr. Spies also has experience in the Rocky Mountain region working for Halliburton. He received his Bachelors of Science in Petroleum Engineering from the Colorado School of Mines and his Masters in Business Administration from the Colorado Technical University.

In announcing the appointment, Magellan Petroleum’s CEO Tom Wilson said: “Blaine is stepping into a critical role at Magellan. He will be responsible for our drilling and completion operations and will operate from our headquarters in Denver. He has extensive experience in the Rocky Mountain region and is a proven leader capable of showing real results. Blaine is a key piece in our efforts to unlock the full potential of our assets.”

On December 14, 2011, the Company granted an inducement equity award outside the Company's Stock Incentive Plan to Mr. Spies in accordance with Nasdaq Listing Rule 5635(c)(4). The grant was unanimously approved by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors (“Board”), which committee is comprised solely of independent directors, and the Board, and was granted as an inducement material to Mr. Spies’ entering into employment with the Company, effective December 9, 2011, in accordance with Nasdaq Listing Rule 5635(c)(4).

The grant to Mr. Spies consisted of nonqualified options to purchase 250,000 unregistered shares of the Company's common stock (“Shares”) with a ten year term and an exercise price equal to $1.07 per share, the closing price of the Company’s common stock on the grant date. The options and the Shares were privately placed pursuant applicable exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). The options are scheduled to vest in three equal tranches as follows: 83,333 option shares on December 14, 2011, 83,333 option shares on December 14, 2012, and 83,334 option shares on December 14, 2013. The vesting of the options are contingent upon Mr. Spies’ continued employment with the Company. The vesting of the options will accelerate and become exercisable in full upon a “change of control” (as defined in the underlying award agreement) of the Company. The options are non-transferable except under limited circumstances. The Shares will be subject to the provision of Rule 144 promulgated under the Securities Act.

About Magellan

Magellan is a US-based energy company principally engaged in the acquisition, exploration, development and production of overlooked crude oil and “stranded” natural gas reserves. Magellan’s strategy involves the exploitation of already discovered oil and natural gas properties worldwide into non-traditional, growing markets. The company’s properties and exploration acreage are located primarily in Australia, the United Kingdom, and the United States.

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For further information, please contact:

Jeffrey G. Tounge, Manager, Investor Relations, (+1) 207.619.8504